EXHIBIT 99.1
News Release

Contact: Damian McIntosh/Dian Griesel Investor Relations Group 11 Stone Street, 3rd Floor New York, NY 10004 212-825-3210 Fax: 212-825-3229 www.investorrelationsgroup.com	Michael R. Jorgensen Executive Vice President & CFO DOBI Medical International, Inc. 201-760-6464 Fax: 201-760-8860 www.dobimedical.com. Trading Symbol: DBMI.OB

DOBI Medical International Announces Closing of Over
$6 Million in Financings

Mahwah, NJ, May 1, 2006 - DOBI Medical International, Inc. (DBMI.OB) executed a Securities Purchase Agreement with institutional investors for the private placement (the "Private Placement") of $6,000,000 in principal amount, of Secured Convertible Debentures maturing on August 28, 2007 and convertible initially into 75,000,000 shares of the Company's common stock. In addition to the convertible debentures, discounted to $5,250,000, the Company issued eight-month warrants at an exercise price of $.08 per share to purchase up to 75,000,000 shares of common stock and three-year warrants at an exercise price of $.15 per share to purchase up to 75,000,000 shares of common stock, both callable by the Company if certain conditions are met. The Company also issued three-year warrants to purchase up to 37,500,000 shares of common stock at an exercise price of $.50 per share.

The transaction will result in aggregate gross cash subscription proceeds of approximately $5,250,000 in two equal installments. The first installment is on May 1, 2006 and the second will be immediately after the effectiveness of the first registration statement. The Company intends to use the proceeds of the private placement for working capital and general corporate purposes with an emphasis on completion of its clinical trial research study and PMA application to the FDA, and international sales and marketing efforts.

Net cash proceeds to the Company will be approximately $4,750,000. The Company’s Current Report on Form 8-K relating to the financing contains more detailed information

Simultaneously with this financing, the Company closed a warrant reset offered to all accredited warrant holders. Participating warrant holders were allowed to exercise their warrants at an exercise price of $.08 per share. In that connection, the Company issued 10,366,000 shares of registered common stock, and issued three-year warrants to purchase 10,366,000 shares of common stock at an exercise price $.15 per share, as well as three-year warrants to purchase 5,183,000 shares of common stock at an exercise price $.50 per share. The Company realized net cash proceeds of approximately $839,000 in the transaction. No placement agent fees were associated with this warrant reset. The Company also reduced the conversion price of its Series A Preferred Stock from $1.31 per share to $.37 per share.

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1200 MacArthur Blvd • Mahwah, New Jersey 07430 • (201) 760-6464 Main • (201) 760-8860 Fax

www.dobimedical.com

DOBI Medical International, Inc.
May 1, 2006

About DOBI Medical International, Inc.

DOBI Medical is a developmental stage, medical imaging company working to create a new means for the improved diagnosis of malignant breast disease through the identification of abnormal vascularization ("angiogenesis") associated with tumors. The Company’s first application of the technology is the ComfortScan® system, a gentle, noninvasive, and nonionizing, optical imaging system designed to assist physicians in the identification and management of breast cancer as an adjunct to screening mammography. The ComfortScan system is intended to achieve this by providing new, physiology-based imagery of abnormal vascularization in the breast that is not readily available today. The ComfortScan system has CE Mark and UL designations, and DOBI Medical is a certified ISO 9001:2000, ISO 13485:2003 and CAN/CSA:ISO 13485 company. The ComfortScan system is not yet commercially available in the U.S. as it is limited by U.S. law to investigational use until approved by the FDA, which cannot be guaranteed. To date, sales of the ComfortScan system to international distributors have been limited to sales for investigational use for installation at clinical trial sites. For more information on DOBI Medical International or the ComfortScan system, visit www.dobimedical.com.

CAUTIONARY STATEMENT FOR FORWARD-LOOKING STATEMENTS
Statements contained in this press release may contain information that includes or is based upon certain "forward-looking statements" relating to our business. These forward-looking statements represent management's current judgment and assumptions, and can be identified by the fact that they do not relate strictly to historical or current facts. Forward-looking statements are frequently accompanied by the use of such words as "anticipates," "plans," "believes," "expects," "projects," "intends," and similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors, including without limitation, those relating to our ability to timely and successfully complete our U.S. Food and Drug Administration (“FDA”) patient Pre-Market Approval (“PMA”) clinical trials, as well as our other clinical trials being conducted around the world; our ability to timely and successfully complete and submit to the FDA our PMA application of the PMA clinical trial results; the timely and final approval by local foreign governments of our ComfortScan system as an adjunct to mammography in various international markets; the success and continued improvements of our product development and research efforts, including without limitation, our ability to timely and successfully release version 2.1 and subsequent versions of our ComfortScan system; our ability to timely meet U.S. and foreign government laws and industry standards; our ability to meet U.S. and foreign medical device quality regulation standards required to maintain our CE Mark, and ISO, UL and FDA export certifications; our ability to timely deliver our products into international markets; the acceptance, adoption, and use of our ComfortScan system by physicians, imaging clinics, and patients; and our ability to obtain third-party reimbursement from U.S. and foreign governments and private payers.

Any one of these or other risks, uncertainties, other factors, and any inaccurate assumptions, may cause actual results to be materially different from those described herein or elsewhere by us. We caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date they were made. Certain of these risks, uncertainties, and other factors are described in greater detail in our filings from time to time with the Securities and Exchange Commission, which we strongly urge you to read and consider, including the "Risk Factors" as set forth in our 2005 Annual Report on Form 10-KSB, which may be accessed from our website at www.dobimedical.com. Subsequent written and oral forward-looking statements attributable to us or to persons acting on our behalf are expressly qualified in their entirety by the cautionary statements set forth above and elsewhere in our reports filed with the Securities and Exchange Commission. We expressly disclaim any intent or obligation to update any forward-looking statements. ~xxx~